Exhibit 99.1
Electric City Reverse Split to Take Effect Tomorrow
Ticker Symbol Changed to ELCY
ELK GROVE VILLAGE, IL – June 14, 2006 – Electric City Corp. (OTCBB: ELCC) confirmed today that its recently announced 1 for 15 reverse split of its common stock will take effect with the opening of the market tomorrow, June 15th. In connection with the reverse split its ticker symbol will permanently change to ELCY. All fractional shares that result from the 1 for 15 reverse split will be rounded to the nearest whole share. After giving effect to the reverse split the Company will have approximately 3,420,000 shares of common stock outstanding and Series E preferred stock convertible into approximately 1,550,000 shares of common stock.
Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold physical certificates registered with Electric City’s transfer agent will receive a transmittal letter requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. LaSalle Bank, N.A., Electric City’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.
About Electric City Corp.
Electric City is a developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois            and is traded on the OTC Bulletin Board . Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.
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Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com